UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 14, 2005

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504
(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York (Address of Principal Executive Offices)	11042 (Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On March 14, 2005, the compensation committee of the board of directors of E-Z-EM, Inc. (the “Company”) approved the grant of a non-qualified stock option for 20,000 shares of the Company’s common stock, $.10 par value (the “Common Stock”), under the Company’s 2004 Stock and Incentive Award Plan (the “2004 Plan”) to Joseph J. Palma, the Company’s Senior Vice President – Global Sales.

The exercise price of the option is $12.98, which is the average of the high and low sale prices of the Common Stock as reported by the American Stock Exchange on March 14, 2005. The option is immediately exercisable in full. The option is for a 10-year term and will terminate immediately if Mr. Palma becomes employed by or associated in any way with, or the beneficial owner of more than 1% of the equity securities of, any direct or indirect competitor of the Company. The option will also terminate immediately upon termination of Mr. Palma’s employment for cause. The option will remain exercisable for 180 days after Mr. Palma’s employment with the Company is terminated (other than by reason of death or disability), and for an additional 180 days if Mr. Palma dies or becomes disabled during the 180-day period following termination of employment. If Mr. Palma’s employment is terminated by death or disability, the option will remain fully exercisable for a period of one year following the date of death or disability. However, under no circumstances will the exercise period of any option be extended beyond the 10-year term of the option.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2005	E-Z-EM, INC. (Registrant)
By:	/s/ Peter J. Graham

Peter J. Graham

Vice President, General Counsel